HSBC FUNDS

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

AGREEMENT, effective commencing on April 9, 2015, between HSBC Global Asset Management (UK) Limited (the “Sub-adviser”) and HSBC Global Asset Management (USA) Inc. (the “Manager”).

WHEREAS, the Manager has been retained by HSBC Funds, a Massachusetts business trust (the “Trust”) registered as an open-end diversified investment management company under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide investment advisory services to the funds listed on Annex A (each, a “Fund”) pursuant to an Investment Advisory Contract dated December 31, 1999 and as amended, restated and/or supplemented to date (the “Advisory Agreement”);

WHEREAS, the Trust’s Board of Trustees, including a majority of the Trustees who are not parties to this Sub-advisory Agreement or “interested persons,” as defined in the 1940 Act, of any party to this Sub-advisory Agreement, have approved the appointment of the Sub-adviser to perform certain investment advisory services for each Fund pursuant to this Sub-advisory Agreement and the Sub-adviser is willing to perform such services for each such Fund;

WHEREAS, the Sub-adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, this Agreement amends and restates the Sub-advisory Agreement dated July 8, 2011, by and between the Manager and the Sub-adviser;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Manager and the Sub-adviser as follows:

1. Appointment. The Manager hereby appoints the Sub-adviser to provide investment advisory and certain other services to each Fund for the periods and on the terms set forth in this Sub-advisory Agreement. The Sub-adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Investment Advisory Duties. Subject to the supervision of the Board of Trustees of the Trust and the Manager, the Sub-adviser will, in coordination with the Manager, (a) provide a program of continuous investment management for each Fund in accordance with each such Fund’s investment objectives, policies and limitations as stated in each such Fund’s Prospectus and Statement of Additional Information included as part of the Trust’s Registration Statement on behalf of each Fund filed with the Securities and Exchange Commission as may be amended from time to time, copies of which shall be provided to the Sub-Adviser by the Manager prior to the effective date of this Sub-advisory Agreement and in advance of the effective date of any amendment in the event of any amendment to the investment objectives, policies and limitations; (b) make investment decisions for each Fund; and (c) place orders to purchase and sell securities for each Fund. In particular, the Sub-adviser will be responsible for the timing of purchases and sales in the market and for all yield or other return enhancement strategies used in managing each Fund.

In performing its investment management services to each Fund hereunder, the Sub-adviser will provide each Fund with ongoing investment guidance and policy direction. The Sub-adviser will determine the securities, instruments, repurchase agreements, options and other investments and techniques that each Fund will purchase, sell, enter into or use, and will provide an ongoing evaluation of each Fund to the Manager and the Trust. The Sub-adviser will determine what portion of each Fund shall be invested in securities and other assets. However, if the Manager specifies that the Sub-adviser shall be responsible solely for providing such services as are set forth herein with respect only to a portion of a Fund’s assets, the Sub-adviser shall not provide all such services as described herein with respect to the whole of such Fund, but solely with respect to such portion of such Fund’s assets as directed by the Manager.

Subject to the Prospectus and Statement of Additional Information, the Sub-Adviser, acting as agent, will have complete discretion over each Fund (without prior reference to the Manager) to buy, sell, retain, exchange or otherwise deal in investments and other assets. For the avoidance of doubt subject to applicable law, the Sub-Adviser’s discretion shall include authority to employ agents (including affiliates) to perform any administrative, dealing or ancillary services required to enable the Sub-Adviser to perform services envisaged under this Sub-advisory Agreement.

The investment objectives, policies and limitations will not be breached as a result of any events or circumstances outside the reasonable control of the Sub-Adviser including, but not limited to, changes in the price or value of assets of the Fund brought about solely through movements in the market although Sub-Adviser shall take such remedial actions as may be set forth in the Prospectus or Statement of Additional Information or otherwise instructed by the Manager.

The Sub-adviser further agrees that, in performing its duties hereunder, it will:

(a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, applicable sections of the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees and/or the Manager (collectively, “Applicable Law”). The Manager will identify the Applicable Laws for Sub-Adviser and provide copies or otherwise make the Sub-Adviser aware of the content of the Applicable Laws as well as, in a reasonably timely manner, any amendments thereto; in addition Manager will (or will cause external counsel to) (i) provide Sub-Adviser with written summaries of changes to the Applicable Laws and (ii) provide, upon request, assistance in the interpretation of the Applicable Laws;

(b) manage each Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided that Manager shall provide (or cause to be provided) advice and guidance as to the requirements of Subchapter M of the Code;

(c) place orders pursuant to its investment determinations for each Fund directly with the issuer, or with any broker or dealer the Sub-adviser may choose, in accordance with applicable policies expressed in each such Fund’s Prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements;

(d) furnish to the Trust whatever statistical or other information the Trust may reasonably request in writing with respect to each such Fund’s assets or contemplated investments. In addition, the Sub-adviser will keep the Trust and the Trustees informed of developments materially affecting each Fund and shall, on the Sub-adviser’s own initiative, furnish to the Trust from time to time whatever information the Sub-adviser believes appropriate for this purpose;

(e) make available to the Manager and the Trust, promptly upon their written request, such copies of its investment records and ledgers with respect to each Fund as may reasonably be required to assist the Manager and the Trust in their compliance with applicable laws and regulations. The Sub-adviser will furnish the Trustees and/or the Manager with such periodic and special reports regarding each Fund as they may reasonably request;

(f) promptly notify the Manager and the Trust in the event that the Sub-adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-adviser from serving as an investment adviser pursuant to this Sub-advisory Agreement; (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; or (3) becomes a party to any litigation material to each Fund or Manager. The Sub-adviser further agrees to notify the Trust and the Manager promptly if any statement regarding each Fund or the Sub-Adviser contained in the Trust’s Registration Statement, or any amendment or supplement thereto, becomes inaccurate, untrue or incomplete in any material respect; and

(g) provide to the Manager and Trust such information and assurances (including certifications and sub-certifications) as the Manager, the Trust or the Trustees of the Trust may reasonably request from time to time in order to assist the Manager, the Trust or the Trustees in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Trust’s Form N-CSRs and Form N-Qs

In performing its duties under this Sub-advisory Agreement, the Sub-adviser shall manage and invest each such Fund’s assets in accordance with each such Fund’s investment objectives, policies and restrictions as well as applicable federal and state securities laws and in accordance with any written instructions as may be provided to the Sub-adviser by the Manager or other agent designated by the Manager. The Sub-adviser further agrees to manage and invest each such Fund’s assets in accordance with instructions as may be provided to the Sub-adviser from time to time by the Manager pursuant to section 16 of this Sub-advisory Agreement in an effort to ensure that each Fund meets and maintains, so long as required by the Code, the requirements for qualification as a regulated investment company under Subchapter M of the Code and regulations issued thereunder.

The Sub-advisor hereby represents and warrants to the Manager that (i) it is properly registered with the SEC as an investment adviser and (ii) a true correct and complete copy of the Sub-advisor’s current Form ADV is being furnished to the Manager with this Sub-advisory Agreement.

3. Allocation of Charges and Expenses. The Sub-adviser shall not be required to pay any expenses of each Fund including reasonable commissions, transfer and registration fees, taxes, stamp duties and other fiscal liabilities. In particular, but without limiting the generality of the foregoing, the Sub-adviser shall not be responsible for the following expenses of each Fund: organization and offering expenses of each Fund (including out-of-pocket expenses); fees payable to any other Fund advisers or consultants; legal expenses incurred by the Portfolio; auditing and accounting expenses of the Portfolio; interest expenses of the Portfolio; telephone, telex, facsimile, postage and other communications expenses of each Fund; taxes and governmental fees of each Fund; dues and expenses incurred by or with respect to each Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Trust’s officers and employees; fees and expenses of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of each Fund; payments for maintaining each such Fund’s financial books and records and calculating the daily net asset value of each such Fund’s shares; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses relating to investor and public relations of each Fund; expenses of registering and qualifying shares of each Fund for sale (if any); freight, insurance and other charges in connection with the shipment of the portfolio securities of each Fund; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of each Fund, or of entering into other transactions or engaging in any investment practices with respect to each Fund; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to each Fund’s shareholders; costs of Trust stationery; litigation expenses of each Fund; costs of shareholders and other meetings of the Trust; the compensation and all expenses (specifically including travel expenses relating to each such Fund’s business) of officers, trustees and employees of the Trust who are not interested persons of the Sub-adviser; and travel expenses (or an appropriate portion thereof) of officers or trustees of the Trust who are officers, directors or employees of the Sub-adviser to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Trust or any committees thereof or advisers thereto.

The Sub-advisor shall be liable for its own costs, including costs related to necessary investment and management facilities, employee salaries, travel expenses and overhead costs.

4. Compensation. As compensation for the services provided and expenses assumed by the Sub-adviser under this Sub-advisory Agreement, the Manager will pay the Sub-adviser within 21 calendar days after the end of each calendar quarter an advisory fee computed daily based on each such Fund’s average daily net assets, equal on an annual basis to the figure set forth on Annex A. The “average daily net assets” of each Fund shall mean the average of the values attributed to each such Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of each Fund is determined consistent with the provisions of Rule 22c 1 under the 1940 Act or, if each Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of each Fund shall always be determined pursuant to the applicable provisions of the Trust’s Declaration of Trust, as amended, and Registration Statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 4, the value of the net assets of each Fund as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of each such Fund’s portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of each Fund has been so suspended for a period including any quarter end when the Sub-adviser’s compensation is payable pursuant to this Section, then the Sub-adviser’s compensation payable at the end of such quarter shall be computed on the basis of the value of the net assets of each Fund as last determined (whether during or prior to such quarter). If each Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4. In the event that this Sub-advisory Agreement is terminated pursuant to Section 10 hereof, the Sub-adviser shall be entitled to a pro rata portion of the fee under this Section 4 through and including the date upon which the Sub-advisory Agreement is terminated and the Sub-adviser ceases to provide investment advisory services to each Fund hereunder

5. Books and Records. Subject to Section 2(a) of this Agreement, the Sub-adviser agrees to maintain such books and records with respect to its services to each Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, including the Investment Advisers Act of 1940 and the Securities and Exchange Act of 1934, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions.

The Manager shall maintain all books and other records of each Fund not related to each such Fund’s transactions. The Sub-adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the joint property of each Fund and the Sub-adviser and a copy will be provided promptly to each Fund upon its written request. The Sub-adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of each Fund are being conducted in accordance with applicable laws and regulations.

6. Standard of Care and Limitation of Liability.

(a) The Sub-adviser shall act in good faith and use reasonable skill and care in rendering the services provided by it under this Sub-advisory Agreement.

(b) The Sub-adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by each Fund or the holders of each such Fund’s shares in connection with the matters to which this Sub-advisory Agreement relate, provided that nothing in this Sub-advisory Agreement shall be deemed to protect or purport to protect the Sub-adviser against any liability to each Fund or to holders of each such Fund’s shares to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith or negligence on its part in the performance of its duties.

(c) As used in this Section 6, the term “Sub-adviser” shall include any officers, directors, partners, employees or other affiliates of the Sub-adviser performing services for each Fund as contemplated by this Sub-advisory Agreement.

(d) Subject to provisions (f) to (h) below, the Sub-Adviser accepts responsibility for loss to the Manager to the extent that such loss is due to the negligence, wilful default or fraud of the Sub-adviser.

(e) The Sub-Adviser will not otherwise be liable for any loss to the Manager, save where otherwise required by law.

(f) In no event will the Sub-Adviser be liable for: (i) loss or damage of any kind to any extent which arises from circumstances which are special to the Manager and not in the ordinary course of business whether or not the circumstances were known to the Sub-Adviser either at the time this Sub-advisory Agreement was entered into or later; (ii) loss of opportunity to enter into a contract or agreement with any third party; (iii) loss of business contracts or the benefit of such contracts; or (iv) loss of goodwill or reputation.

(g) The Sub-Adviser will not be responsible to the Manager for the solvency, actions or omissions of any counterparty, broker, dealer, market-maker, bank, custodian, sub-custodian, with whom it transacts business on the Manager’s behalf, provided that the Sub-Adviser shall have selected such party in good faith, utilizing commercially reasonable due diligence procedures.

(h) No warranty or undertaking is given by the Sub-Adviser as to the performance or profitability of each Fund or that the investment objectives stated in Prospectus, Statement of Additional Information or any other applicable document will be successfully achieved. It is acknowledged and agreed by the Manager that achieving or exceeding returns relative to any benchmark stated in this Sub-Advisory Agreement, each Fund’s Prospectus, Statement of Additional Information or any other applicable document is a target only and that the Sub-Adviser shall not be liable for any failure to meet or to outperform such benchmark(s). However, the foregoing shall not diminish any of the Sub-Adviser’s duties and obligations set out in this Sub-Advisory Agreement.

7. Services Not Exclusive. It is understood that the services of the Sub-adviser are not exclusive, and that nothing in this Sub-advisory Agreement shall prevent the Sub-adviser from providing similar services to other individuals, institutions or investment companies (whether or not their investment objectives and policies are similar to those of the Portfolio) or from engaging in other activities, provided such other services and activities do not, during the term of this Sub-advisory Agreement, interfere in a material manner with the Sub-adviser’s ability to meet its obligations to the Trust and each Fund hereunder. When the Sub-adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-adviser recommends the purchase or sale of the same security for each Fund, the Sub-adviser may, but shall not be obligated to, aggregate the orders for securities to be purchased or sold. It is understood that in light of its fiduciary duty to each Fund, such transactions will be executed on a basis that is fair and reasonable to each Fund and in accordance with applicable law. The Manager recognizes that each individual aggregated transaction may operate to the advantage or disadvantage of the Manager.

8. Documentation. The Trust shall provide the Sub-adviser with the following documents, as requested by the Sub-adviser:

(a) the Trust’s registration statement relating to each Fund, and any amendments thereto;

(b) the current Declaration of Trust and By-laws (and any amendments thereto) of the Trust;

(c) resolutions of the Board of Trustees of the Trust authorizing the appointment of the Sub-adviser to serve as Sub-adviser and approving this Sub-advisory Agreement;

(d) the Trust’s Notification of Registration on Form N-8A; and

(e) such other documents the Sub-adviser reasonably requests for the purpose of performing it’s obligations under this Sub-advisory Agreement.

9. Regulation and Client Categorisation.

(i) The Sub-Adviser is authorised and regulated by the UK Financial Services Authority (“FSA”), and nothing in the Sub-Advisory Agreement shall exclude any liability of the Sub-Adviser to the Manager arising under the UK Financial Services and Markets Act 2000 (as amended from time to time), any regulations made under it or rules and regulations established by the FSA (“FSA Rules”). The Sub-Adviser is also registered with the Securities and Exchange Commission as an Investment Advisor pursuant to Section 203 of the Investment Advisors Act of the United States of America.

(ii) The Manager shall be treated as a “professional client” for the purposes of the FSA Rules. The Manager may request categorisation as a retail client and, if the Sub-Adviser agrees to such categorisation, must enter into a separate investment management agreement for retail clients, in which case additional protections afforded by certain of the FSA Rules will apply.

(iii) Even where the Manager is entering into this Sub-advisory Agreement for or acting on behalf of any other person whose identity has been disclosed to the Sub-Adviser, the Sub-Adviser shall be entitled to treat the Manager as its only customer for the purposes of the FSA Rules.

10. Effective Date of Appointment. The Sub-advisory Agreement will come into force on the date of execution (the “Effective Date”).

11. Voting / Shareholder Activism.

(a) A copy of the Sub-Adviser’s policy on shareholder activism is available on request. Unless stated otherwise agreed in writing, the Sub-Adviser will have due regard to its policy on shareholder activism in managing each Fund and in procuring the exercise of any voting rights attaching to the investments of the Fund.

(b) The Sub-Adviser will procure the exercise of any voting rights attaching to the investments of each Fund in accordance with any requirements in Schedule 1. As stated in Schedule 1, the Sub-Adviser may procure the exercise of any voting rights attaching to the investments of the Fund, either: (i) at its discretion, subject always to the Manager’s specific instructions (if any) and the Sub-Adviser’s “Conflicts of Interest Policy”; or (ii) only with the agreement or on the specific instructions of the Manager.

(c) Notwithstanding (b) above, the Sub-Adviser may not procure the exercise of any voting rights attaching to each such Fund’s holdings of investment funds managed by the Sub-Adviser or an affiliate (“In-House Fund”) except with the agreement or on the specific instructions of the Manager but may count such holdings for the purpose of constituting a quorum at a general meeting of any In-House Fund.

12. Advice. Advice may be given by the Sub-Adviser in such manner as may be agreed with the Manager or as the Sub-Adviser thinks fit.

13. Conflicts of Interest and Disclosures.

(a) Subject to applicable law, the Sub-Adviser and any affiliate may effect transactions in which the Sub-Adviser or affiliate or another client of the Sub-Adviser or an affiliate has, directly or indirectly, a material interest or a relationship of any description with another party which involves or may involve a potential conflict with the Sub-Adviser’s duty to the Manager or Trust. The Sub-Adviser will ensure that such transactions are effected on terms which are not materially less favourable to the Manager or Trust than if the conflict or potential conflict had not existed. Conflicts, if any, which the Sub-Adviser is not able to manage effectively, will be disclosed to the Manager.

(b) The Sub-Adviser notifies the Manager that, subject to applicable law, conflicts of interest may arise because: (i) the Sub-Adviser or an affiliate undertakes regulated activities for other clients; (ii) a director or employee of the Sub-Adviser or an affiliate, is a director of, holds or deals in securities of, or is otherwise interested in any company whose securities are held or dealt in on behalf of each Fund;(iii) a transaction is effected in securities issued by an affiliate; (iv) a transaction is effected in securities in respect of which the Sub-Adviser or an affiliate may benefit from a commission, fee, mark-up or mark-down payable otherwise than by each Fund, and/or the Sub-Adviser or an affiliate may also be remunerated by the counterparty to any such transaction; (v) a transaction is effected in units or shares of any company and/or Fund of which the Sub-Adviser or an affiliate is the Sub-Adviser, operator, banker, adviser, custodian or trustee; (vi) a transaction is effected in securities of a company for which the Sub-Adviser or an affiliate has underwritten, or managed or arranged an issue or offer for sale, within the previous 12 months; (vii) the Sub-Adviser or an affiliate may receive remuneration or other benefits by reason of acting in corporate finance or similar transactions involving a company whose securities are held by each Fund; or (viii) a transaction is effected in securities in respect of which the Sub-Adviser or an affiliate, or a director or employee of the Sub-Adviser or an affiliate, is contemporaneously trading or has traded on its own account or has either a long or short position.

(c) Subject to applicable law, neither the Sub-Adviser nor any affiliate shall be liable to account to the Manager or the Trust for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will the Sub-Adviser ‘s fees, unless otherwise provided, be abated.

(d) The Sub-Adviser’s “Conflicts of Interest Policy” sets out the types of actual or potential conflicts of interest which affect the Sub-Adviser’s business, and provides details of how these are managed.

(e) The Sub-Adviser will normally act as the agent of the Manager or Trust, who will therefore be bound by its actions under the Sub-Advisory Agreement.

14. Taxation. The Sub-adviser shall not take or omit to take any action which to the actual knowledge of the individual taking or omitting to take such action would prejudice the tax position of each Fund stated in Prospectus and Statement of Additional Information. Subject thereto the Manager and/or the Trust and any professional tax adviser of the Manager or Trust remain responsible for the management of the Manager’s and/or Trust’s affairs for tax purposes.

15. Manager’s Representations, Warranties and Liabilities. The Manager represents and warrants to the Sub-Adviser that: (i) it and the Trust is duly incorporated, established or constituted (as the case may be) and validly existing under the laws of its country of incorporation, establishment or constitution (as the case may be); (ii) it and the Trust have and will continue to have full power and authority to employ the Sub-Adviser on the terms of the Sub-advisory Agreement and to enter into any transaction contemplated by the terms of this Sub-advisory Agreement (including for the avoidance of doubt such foreign exchange transactions as the Sub-Adviser at its complete discretion thinks fit) and does not require the consent of any governmental or other regulatory body except for such consents already obtained and disclosed to the Sub-Adviser ; (iii) each such transaction will constitute it or the Trust’s legal, valid and binding obligation enforceable in accordance with its terms; and (iv) that each Fund is free from all liens and charges, and undertakes that no liens or charges will arise from the acts or omissions of the Manager or the Trust (other than liens resulting from the activities of the Sub-Adviser) unless otherwise disclosed to the Sub-Advisor in writing.

16. Instructions and Communications.

(a) Instructions from the Manager (other than instructions to amend the Sub-advisory Agreement, to which clause 18 below applies) will be acknowledged by the Sub-Adviser acting upon them unless the Manager is promptly advised that the Sub-Adviser believes such action may not be practicable or might involve any party in a breach of any law, rule or regulation.

(b) The Sub-Adviser may rely and act on any instruction or communication which purports to have been given (and which is reasonably accepted as having been given) by or on behalf of any person notified by the Manager from time to time as being authorised to instruct the Sub-Adviser in respect of each Fund and, subject to Schedule 1, by whatever means transmitted and, unless the Sub-Adviser shall have received written notice to the contrary, whether or not the authority of any such person shall have been terminated.

(c) Subject to (b) above, any instruction or communication to be given to the Sub-Adviser by the Manager under the Sub-advisory Agreement must comply with Schedule 1 and, where applicable, shall be sent to the Sub-Adviser’s contact person and address stated therein (or otherwise as may be notified in writing to the Manager by the Sub-Adviser) and will take effect upon its actual receipt.

(d) In order to assist the Sub-Adviser in monitoring compliance with the relevant rules of conduct and to avoid misunderstandings, it is the Sub-Adviser’s policy to tape record telephone calls to and from clients and counterparties. The Sub-Adviser’s recordings shall be and remain the Sub-Adviser’s sole property.

(e) In the interests of the proper management and administration of each Fund and in order to bring new products or services of the Sub-Adviser or Associates to the attention of the Manager, the Sub-Adviser, its representatives or employees, may wish to call upon or communicate with the Manager by telephone, email or personal visit or otherwise communicate with the Manager without express invitation. The Manager consents to such communications.

(f) The Manager confirms that it has regular access to the internet and consents to the Sub-Adviser providing it with information, including, without limitation information about the services under the Sub-advisory Agreement, information about amendments to the Sub-Adviser’s policies, including it’s “Execution Policy” and “Conflict of Interests Policy” and information about the nature of risks of investments by posting such information on the Sub-Adviser’s website at such address as may be notified to the Manager from time to time. All other written communications by the Sub-Adviser to the Manager shall be sent to the last address notified to the Sub-Adviser by the Manager.

17. Duration and Termination.

(a) This Sub-advisory Agreement shall continue for an initial term of two years from the date set forth above, unless sooner terminated as provided herein. Thereafter this Sub-advisory Agreement shall continue from year to year, provided that such continuance is approved at least annually by (1) the Board of Trustees of the Trust or (2) a vote of a majority of each such Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of the Trust or either party to this Sub-advisory Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Sub-advisory Agreement may be terminated: (a) at any time without penalty upon thirty (30) days’ written notice to the Sub-adviser by each Fund upon the vote of a majority of the Trustees or upon the vote of a majority of each such Fund’s outstanding voting securities, (b) at any time without penalty upon thirty (30) days’ written notice to the Sub-adviser by the Manager, or (c) by the Sub-adviser upon thirty (30) days’ written notice to the Trust or the Manager. Anything to the contrary herein notwithstanding, any termination carried out pursuant to this Section 19 shall be without penalty and, further, the compensation schedule set forth in Section 4 hereof shall apply to the service of the Sub-adviser to the extent provided beyond the end of the notice period provided in this Section 19. This Sub-advisory Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) or the assignment or termination of the Advisory Agreement.

(b) Termination will be without prejudice to the completion of transactions already initiated which will be completed expeditiously by the Sub-Adviser.

(c) Termination will not affect accrued rights, indemnities, existing commitments or any contractual provision intended to survive termination and will be without penalty or other additional payment. The Manager will pay the fees of the Sub-Adviser pro rata to the date of termination.

18. Amendments.

(a) No provision of this Sub-advisory Agreement may be changed, waived, discharged or terminated, unless by an instrument in writing signed by both parties. To the extent required by applicable law, no amendment of this Sub-advisory Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of each Fund, and/or (ii) a majority of the Trustees of each Fund, including a majority of Trustees who are not interested persons of the Trust or any party to this Sub-advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval.

19. Confidentiality and Data Protection

(a) Neither the Sub-Adviser nor any affiliate is obliged to disclose to the Manager or the Trust or to take into consideration information either: (i) the disclosure of which by it to the Manager or Trust would or might be a breach of duty or confidence to any other person; or (ii) which comes to the notice of an employee, officer or agent of the Sub-Adviser or an affiliate, but properly does not come to the actual notice of an individual managing the Portfolio.

(b) Save as provided below, the parties to the Sub-advisory Agreement shall not disclose information of a confidential nature acquired in consequence of it, except for information which: (i) they may be entitled or bound to disclose by law or regulation; or (ii) is requested by regulatory, fiscal, supervisory or governmental authorities or a court of competent jurisdiction; or (iii) is disclosed to the parties’ advisers where reasonably necessary for the performance of their professional services; or (iv) is disclosed for the purposes of the prevention of crime; or (v) the Sub-Adviser needs to disclose to perform its obligations to the Manager or Trust under any relevant agreement.

(c) For the avoidance of doubt confidential information does not include (x) information which at the time of acquisition is or subsequently becomes readily available from publicly available sources, except where the party proposing to make disclosure is aware that it has come into the public domain through breach of confidence and (y) information which can be demonstrated to have been lawfully in the possession of the party prior to his acquiring it in consequence of the Sub-advisory Agreement.

(d) The Sub-Adviser will act as data controller (and in certain circumstances, data processor) within the meaning of the UK Data Protection Act 1998 (“the Data Protection Act”). The Manager hereby consents to the processing, use and disclosure by the Sub-Adviser and its (or their) agents and affiliates of personal data (as defined in the Data Protection Act) about the Manager (if the Manager is an individual) or individuals associated with the Manager (whether or not the Manager is an individual) given by the Manager under this Sub-advisory Agreement for the provision of services to the Manager and/or to enable the Sub-Adviser to carry out its obligations to the Manager and for other related purposes including fraud and crime prevention, money laundering, legal and regulatory compliance and monitoring and analysis of its business by the Sub-Adviser or it’s affiliates of investment businesses. This may include the transfer of such data to any country (including countries outside the European Economic Area (as defined in the Data Protection Act) where there may be less stringent data protection laws). Wherever it is processed, such personal data will be protected in accordance with strict obligations of secrecy and security to which relevant affiliates, their staff and any third parties are subject and will only be used in accordance with the Sub-Adviser’s instructions. Such data may also be used by the Sub-Adviser, and its agents and affiliates to update Manager records and to advise the Manager of other products and services, unless the Manager has indicated otherwise. The Manager undertakes to supply personal data to the Sub-Adviser in accordance with the provisions of the Data Protection Act. The Sub-Adviser will endeavour to keep personal data which it holds up to date. Wherever it is processed, such personal data will be protected in accordance with any obligations of secrecy and security to which relevant affiliates, their staff and any third parties are subject and will only be used in accordance with the Sub-Adviser’s instructions.

20. Force Majeure. No party to the Sub-advisory Agreement shall be liable for any failure or delay in performing any of its obligations under or pursuant to the Sub-advisory Agreement, and any such failure or delay in performing its obligations will not constitute a breach of the Sub-advisory Agreement, if such failure or delay is due to any cause whatsoever outside its reasonable control and it shall be entitled to a reasonable extension of the time for performing such obligations as a result of such cause. Events outside a party’s reasonable control shall include without limitation: acts of God; any change to the law, order or regulation of a governmental, supranational or regulatory body; currency restrictions, devaluations and fluctuations; any act of terrorism; market conditions affecting the execution or settlement of transactions or the value of assets; failure or breakdown in communications not reasonably within the party’s control; and the failure of any relevant exchange or clearing house and shall include any event or circumstance that the party is unable, using reasonable skill and care, to avoid. This clause is without prejudice to the Manager’s or Trust’s liability to any counterparty or broker for any transaction effected by the Sub-Adviser for each Fund pursuant to the Sub-advisory Agreement.

21. Third Party Rights. Unless specifically contemplated herein, or as provided by applicable law, no party shall be deemed to be a third party beneficiary hereunder.

22. Notices. Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the other party at its address as follows:

If to the Manager:

HSBC Global Asset Management (USA) Inc.
452 Fifth Avenue
New York, New York 10018 Attention: Richard A. Fabietti

If to the Sub-adviser:

HSBC Global Asset Management (UK) Limited
78 St James Street, London, United Kingdom, SW1A lEJ Attention: Andrew Brudenell

Any party may specify a different or additional address for notice by sending a written notice to the other at the address above, or at that or those last given hereunder.

23. Miscellaneous.

(a) This Sub-advisory Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. Non-exclusive original jurisdiction to any claim, action or dispute between the parties arising out of this Sub-advisory Agreement shall be in state or federal district courts sitting in the State of New York.

(b) The captions of this Sub-advisory Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c) If any provision of this Sub-advisory Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Sub-advisory Agreement shall not be affected hereby and, to this extent, the provisions of this Sub-advisory Agreement shall be deemed to be severable.

(d) This Sub-advisory Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but counterparts shall, together, constitute only one Sub-advisory Agreement.

(e) The undersigned officer of each Fund has executed this Sub-advisory Agreement not individually, but as an officer under each such Fund’s Declaration of Trust, and the obligations of this Sub-advisory Agreement are not binding upon each such Fund’s Trustees, its officers, or shareholders in each Fund individually, but bind only the Trust’s estate.

(f) This Sub-advisory Agreement shall terminate automatically in the event of its assignment, as such term is defined and interpreted under the 1940 Act. The Sub-adviser shall notify the Trust and the Manager in writing sufficiently in advance of any proposed change in control within the meaning of the 1940 Act of the Sub-adviser to enable the Manager to take steps to enter into a new contract with the Sub-Adviser.

(g) The Sub-adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-adviser agrees to cooperate fully with the Manager and the Trust and its Trustees and officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to (1) any and all compliance-related matters, and (2) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by the Trust, the Manager and Sub-adviser. Subject to Section 2(a) of this Agreement, the Sub-adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended.

(k) The names “HSBC Funds” and “Trustees of the HSBC Funds” refer respectively to the Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Sub-advisory Agreement will be satisfied solely out of the assets of the Trust and that no Trustee or officer or shareholder of the Trust shall be personally liable for any such liabilities. All persons dealing with any Portfolio of the Trust must look solely to the property belonging to such Portfolio for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of April 9, 2015.

HSBC Global Asset Management (UK) Limited

By:	/s/ Anthony Corfield
Name:	Anthony Corfield
Title:	COO - AMEU

HSBC Global Asset Management (USA) Inc.

By:	/s/ Richard Fabietti
Name:	Richard A. Fabietti
Title:	Senior Vice President

Annex A

Funds	Fees
HSBC Frontier Markets Fund	62 ½ basis points
HSBC Emerging Markets Equity Fund	50 basis points